UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2005

Mpower Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-32941	52-2232143
----------------------	----------------------	----------------------
State or other jurisdiction of incorporation	Commission File Number	I.R.S. Employer Identification Number

175 Sully's Trail, Pittsford, NY 14534

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (585) 218-6550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5. Corporate Governance and Management.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 2, 2005, Peter Claudy was appointed to fill a newly created vacancy on the Board of Directors of Holding. It has not yet been determined whether Mr. Claudy will be designated to serve on any committee of the Board of Directors. Mr. Claudy was designated to serve on the Board of Directors by MCCC ICG Holdings, LLC ("MCCC") under the terms of an Investor Rights Agreement entered into by Holding, MCCC and ICG Communications, Inc. ("ICG").  ICG is a wholly owned subsidiary of MCCC. Mr. Claudy is a director of ICG and a member of the managing board of MCCC. The Investor Rights Agreement was entered into in connection with the purchase by the Company of ICG’s customer base and certain network assets in California and an investment by MCCC in the stock of the Company in January 2005.

The Company purchased the ICG assets for $13.5 million in the form of (i) 10,740,030 shares of Holding common stock, (ii) warrants to purchase another 2.0 million shares of Holding common stock with a strike price of $1.383 (which shares and warrants were issued to ICG), and (iii) assumption of certain ICG liabilities. In connection with the acquisition of assets, MCCC invested $2.5 million in cash for 1,988,894 shares of Holding common stock.

Mr. Claudy is also a director of an entity that is more than 10% owner of Florida Digital Networks, Inc. ("FDN"). In April 2003, the Company completed the sale of its assets in its Florida and Georgia markets to FDN. The purchase price for the assets in Florida and Georgia was $12.4 million. At December 31, 2004, the Company has recorded $1.5 million of receivables remaining from the sale to FDN, with the entire balance owed being held in escrow by a third party escrow agent. During 2004, the Company received $500,000 from FDN related to these receivables.

During 2004, the Company received $1.2 million from BellSouth that was due to FDN. All amounts received were totally and promptly remitted to FDN in the normal course of business.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPOWER HOLDING CORPORATION

Date: February 7, 2005	By:	/s/ Russell I. Zuckerman
Russell I. Zuckerman
Senior Vice President, General Counsel and Secretary